Exhibit 99.1

Reinsurance Group of America, Incorporated
16600 Swingley Ridge Road, Chesterfield, Missouri 63017

RGA Elects New Member to Board of Directors

ST. LOUIS, July 25, 2019 — Reinsurance Group of America, Incorporated (NYSE:RGA), a leading global life and health reinsurer, today announced the appointment of Pina Albo to its Board of Directors. She will begin her service as an independent director on October 1, 2019. The addition of Ms. Albo increases the size of RGA’s Board of Directors to 13 members. “Pina is a highly respected leader in the insurance industry and an exciting addition to the RGA Board,” said Anna Manning, President and Chief Executive Officer, RGA. “Her established expertise in many aspects of our business makes her a valuable resource in meeting ongoing industry challenges and advancing RGA’s strategic initiatives.”

“Pina brings decades of experience in insurance and proven leadership capabilities,” said J. Cliff Eason, Chairman of the Board of Directors. “She understands the insurance industry and where it is headed, and she will provide the board with valuable insights as we guide RGA’s continued growth in the years ahead.”

RGA has made diversity, including gender diversity, a key priority for the board of directors and throughout the organization. The addition of Ms. Albo increases female representation on RGA’s Board to 38%.

As the Chief Executive Officer of Hamilton Insurance Group, Ms. Albo leads efforts to change the way insurance is written through the use of data and technology. Prior to joining Hamilton, she spent 25 years at a global reinsurer, starting as a claims expert and holding increasingly senior leadership positions. She began her career as a lawyer after having earned law degrees in both Canada and France.

Ms. Albo currently sits on the board of directors for the IFG Companies, Blue Marble Microinsurance, and Attune Insurance. She also serves as an ambassador for the Insurance Supper Club, an international organization seeking to improve networking opportunities for women across the finance and insurance industries. She has been a member of multiple industry boards and has received numerous recognitions for her contributions to the insurance industry, including being named the Association of Professional Insurance Women’s “Woman of the Year” (2011).

About RGA

Reinsurance Group of America, Incorporated (RGA), a Fortune 500 company, is among the leading global providers of life reinsurance and financial solutions, with approximately $3.4 trillion of life reinsurance in force and assets of $66.7 billion as of March 31, 2019. Founded in 1973, RGA is recognized for its deep technical expertise in risk and capital management, innovative solutions, and commitment to serving its clients. With headquarters in St. Louis, Missouri and operations around the world, RGA delivers expert solutions in individual life reinsurance, individual living benefits reinsurance, group reinsurance, health reinsurance, facultative underwriting, product development, and financial solutions. To learn more about RGA and its businesses, visit the company’s website at www.rgare.com.

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FOR MORE INFORMATION:

Jeff Hopson

Senior Vice President, Investor Relations

636.736.2068

jhopson@rgare.com

Lynn Phillips

Vice President, Corporate Communications

636.736.2351

lphillips@rgare.com

Lizzie Curry

Public Relations Manager

636.736.8521

lizzie.curry@rgare.com